Exhibit 10.1

700 Anderson Hill Road, Purchase, New York, 10577 www.pepsico.com

February 7, 2012

BY HAND

Massimo d’Amore

co/PepsiCo, Inc.

700 Anderson Hill Road

Purchase, NY 10577

Dear Mr. d’Amore:

This letter agreement (this “Agreement”) describes the terms and conditions of your continued active employment with PepsiCo, Inc. (“PepsiCo” and, together with its subsidiaries, divisions, affiliates, predecessors and successors, the “Company”) and confirms the arrangements relating to your separation from the Company. The material terms and conditions of this Agreement have been approved by the Compensation Committee of the Board of Directors of PepsiCo.

After the date of this Agreement, you will not be entitled to receive any further payments or benefits from the Company, except as specifically set forth in this Agreement or except as provided under the indemnity provisions of PepsiCo’s By-Laws and director and officer and professional liability insurance policies.

1. Status and Responsibilities.

(a) Your active employment with the Company will continue through, and will cease on, February 29, 2012 (your “Effective Date”). Effective as of your Effective Date, you will relinquish your position as President, PepsiCo Global Beverages Group, all other appointments and offices you hold with the Company and your position with any third-party organizations in which you represent the Company. Contingent upon your timely signing and not revoking this Agreement, your “Transition Period” will begin on your Effective Date and end on February 28, 2013 (your “Retirement Date”) and you will be eligible for the transition payments and benefits continuation described in Section 2. Your employment with the Company will terminate on your Retirement Date.

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(b) Through your Effective Date, you must be available to perform services for the Company upon request and must do so in a diligent and professional manner. During your Transition Period, you agree to respond to inquiries or reasonable requests from the Company for services or assistance related to matters arising during your employment with the Company. You will be reimbursed for pre-approved reasonable and appropriate business expenses incurred by you during your Transition Period in connection with such services as the Company requests, subject to the submission by you of appropriate documentation, and to Company-paid or provided travel, in each instance in accordance with Company policy. For the avoidance of doubt, it is intended that you will “separate from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) on your Effective Date, and that your services during the Transition Period shall not exceed 20% of the average level of services you performed for the Company over the immediately preceding 36-month period measured from your Effective Date.

2. Payments and Benefits.

(a) Base Salary. Your base salary will continue at the current rate, and be paid according to normal payroll procedures, through your Effective Date.

(b) Transition Payments. Commencing on your Effective Date and for the duration of your Transition Period, you will receive from the Company twenty-six (26) bi-weekly payments equal to $79,400 each, less applicable withholdings and according to normal payroll procedures.

(c) Annual Bonus. Pursuant to the terms of the PepsiCo, Inc. Executive Incentive Compensation Plan, you will be eligible for a 2011 annual bonus, calculated and paid in the normal course based on actual performance, determined under the same evaluation process that applies to other senior executives. The amount of your 2011 annual bonus is subject to approval by the Compensation Committee at its regularly scheduled February 2012 meeting. You will not be eligible for an annual bonus for 2012 or thereafter.

(d) Continued Welfare Benefits. You and your eligible dependents will continue to be covered under the Company’s following group benefit plans applicable to active employees through your Retirement Date and subject to your benefit elections: medical, dental, vision, health care reimbursement account, life insurance, accident insurance, and group legal services. Your cost for benefits will be the normal cost for an active executive at your level, and any benefits costs you owe the Company will be deducted from your transition payments in the normal course. Your eligibility under the following programs will end on your Effective Date: short- and long-term disability, dependent care reimbursement account, workers’ compensation insurance, business travel accident insurance, matching gifts program, scholarship program, adoption assistance, tuition reimbursement, and service awards. After your Retirement Date, you and your covered dependents will be eligible for continued health benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(e) Retirement Plans. You will continue to earn credited service in the PepsiCo Salaried Employees Retirement Plan and the PepsiCo Pension Equalization Plan (together, the “Retirement Plans”) until your Retirement Date; however, only $33,100 of each bi-weekly transition payment as described in Section 2(b) will be included as pension eligible compensation. As of your Retirement Date, you will be eligible to receive the early retirement benefits provided under the Retirement Plans. The Company has provided you with information

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regarding your estimated benefits and payment schedule under the Retirement Plans. You may make contributions to the PepsiCo Savings Plan (the “Savings Plan”) through your Effective Date in accordance with the terms of the Savings Plan. After your Effective Date, you may continue to participate in the Savings Plan in accordance with its terms; however, you will not be entitled to make any additional contributions. Beginning on your Retirement Date, you and your eligible dependents will be eligible for the retiree medical and life insurance coverage that is in effect for retirees under the Company’s benefit plans from time to time. Retiree medical coverage and retiree life insurance are neither fixed nor guaranteed. The Company reserves the right to terminate or change in any way and at any time the coverage provided to retirees.

(f) Equity Awards. The Company has provided you with a schedule of your outstanding awards under the PepsiCo long-term incentive plans (collectively, the “LTIP”), and you and the Company have confirmed the accuracy of that schedule. In accordance with the original terms and conditions of your LTIP agreements:

(i)	your options to purchase PepsiCo common stock (“Options”) awarded under the LTIP that are vested as of your Effective Date will continue to be exercisable until, and will expire upon, the applicable expiration date;

(ii)	the number of performance stock units (“PSUs”) granted to you as part of your 2009 annual LTIP award that are earned will be determined by the Compensation Committee and paid on the same basis as for other senior executives, and the remaining PSUs granted to you in 2009 that are not earned will be forfeited and cancelled;

(iii)	a pro rata portion of the Options and PSUs granted as part of your 2010 and 2011 annual LTIP awards will vest on your Effective Date, with such number determined in proportion to your active service from the applicable grant date to your Effective Date over the applicable vesting period; provided that such PSUs that vest on your Effective Date will be settled on the applicable normal vesting date subject to the level of achievement of the applicable performance targets as determined by the Compensation Committee on the same basis as for other senior executives and (b) such Options that vest on your Effective Date will not become exercisable until the applicable normal vesting date and will thereafter continue to be exercisable until, and will expire upon, the applicable expiration date; and

(iv)	the remaining portions of your 2010 and 2011 annual LTIP awards that do not vest on your Effective Date and your LTIP retention awards granted in 2006 and 2011 that are unvested as of your Effective Date will be forfeited and cancelled on your Effective Date.

You will not receive an LTIP award in 2012 or thereafter. Through the close of the first quarter 2012 trading window, you will continue to be subject to PepsiCo’s Insider Trading Policy.

(g) Ownership Guidelines and Exercise & Hold Policy. You will remain subject to PepsiCo’s Stock Ownership Guidelines and Exercise & Hold Policy for eighteen (18) months following your Effective Date. Under the terms of the Stock Ownership Guidelines, you are

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required to continue to hold shares of PepsiCo Common Stock needed to meet 100% of your stock ownership level (four (4) times your annual base salary) until six months after your Effective Date and to continue to hold shares equal to 50% of this stock ownership level from six months to eighteen (18) months after your Effective Date. Under the terms of the Exercise & Hold Policy, the aggregate amount of cash that you may receive upon the exercise of Options during each calendar year is limited to 20% of the pre-tax gains on all your vested outstanding Options as of February 1 of that year. You will be exempt from this requirement once you have met, and continue to meet, your ownership level under PepsiCo’s Stock Ownership Guidelines.

3. Non-Disclosure.

In the course of your employment with the Company, you have been provided access to and have received and developed Confidential Information. “Confidential Information” consists of information relating to the Company’s business that derives economic value, actual or potential, from not being generally known to others, including, but not limited to, technical or non-technical data, a formula (including cost and/or pricing formula), pattern (including pricing and discount history), compilation, program, device, method (including cost and/or pricing methods, marketing programs and operating methods), technique, drawing, process, financial data, or a list of actual or potential customers or suppliers. You agree that, unless such information has become generally known to others without your assistance or has been independently developed by others without your assistance, you will not use Confidential Information for, or disclose any Confidential Information to, any third party except (i) with the prior written consent of the Company, or (ii) as legally required after notice by you to the Company of such legally required disclosure. You further agree to return all Confidential Information to the Company upon termination of your employment for any reason or upon earlier request of the Company. To the extent that Confidential Information resides on non-Company computers, personal digital assistants, or other digital storage media that you use or to which you have access or in non-Company e-mail accounts, you will so advise the Company upon the termination of your employment for any reason and will follow and cooperate with all instructions provided by the Company with respect to transferring, preserving or eradicating such Confidential Information. You further acknowledge and agree that you are not authorized to use the Company’s computer systems to transfer Confidential Information to yourself or to third parties except in furtherance of your job duties for the Company or as authorized in writing by the Company. You understand that violating any of subject you to legal penalties.

4. Non-Competition and Non-Solicitation.

(a) You agree that, up through twelve (12) months following your Retirement Date, you will not, without the prior written consent of the Company, either directly or indirectly:

(i)	participate or have any interest in, own, manage, operate, control, be connected with as a stockholder, director, officer, employee, partner or consultant, or otherwise engage, invest or participate (collectively, “Participate”) in any Competing Entity; provided, however, with the prior written consent of the Company, which consent shall not be unreasonably withheld, you may Participate in (x) a division or subsidiary of a Competing Entity (other than a Prohibited Entity) that is not engaged in any way in marketing, selling, distributing, developing or producing Covered Products, or (y) a Competing Entity (other than a Prohibited Entity) that makes retail sales of or consumes Covered Products without in any way competing with the Company;

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(ii)	Participate in any bottling entity with which the Company does business as of the date of this Agreement;

(iii)	engage in any act injurious to the reputation of the Company or that diverts, or is intended to divert, customers or suppliers from the Company; and

(iv)	engage in any act that diverts, or is intended to divert, employees from the Company.

(b) For purposes of this Section 4, in addition to the other terms defined under this Agreement, the following capitalized terms have the following meaning:

(i)	“Competing Entity” means any firm, corporation or other entity that markets, sells, distributes, develops or produces Covered Products and that competes, anywhere in the United States or in any other country, with any business of the Company to which you provided services within the last twelve months or provide services during the Transition Period, or to which you had access to Confidential Information. Each Prohibited Entity (as defined below) shall be considered a Competing Entity.

(ii)	“Covered Products” means any product that was produced, marketed, sold, licensed or, to your knowledge, under development by a business of the Company and that falls into one or more of the following categories: (1) beverages, including without limitation carbonated soft drinks, tea, water, juices, juice drinks, juice products, sports drinks, energy drinks and coffee drinks; (2) dairy products; (3) snacks, including salty snacks, sweet snacks, meat snacks, granola and cereal bars, and cookies; (4) hot cereals and ready-to-eat cereals; (5) pancake mixes and pancake syrup; (6) value-added rice products; or (7) value-added pasta products and dry pasta products.

(iii)	“Prohibited Entity” means each of The Coca-Cola Company, Coca-Cola Enterprises, Inc., Nestle S.A., Dr Pepper Snapple Group, Inc., Cott Corporation, Citrus World, Inc., Groupe Danone, The Arizona Beverage Company, Sunkist, Red Bull GmbH, Hanson Natural Corporation, Starbucks Corporation, Unilever Group NV & PLC, Kraft Foods Inc., Kellogg Company, General Mills, Inc., Utz Quality Foods, Inc., Snyders of Hanover, Inc., The Procter & Gamble Company, Diamond Foods, Inc., Bahlsen, Wise Foods, Inc. or any subsidiary, affiliate, franchisee, division or other entity associated or affiliated with the foregoing entities.

(c) The provisions of this Section 4 shall not apply to prevent you and your immediate family from collectively being holders of up to five percent (5%) in the aggregate of any class of securities of any corporation engaged in the prohibited activities described above, provided that such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States.

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5. Non-Disparagement.

You agree not to make any derogatory, disparaging or negative remarks, written or verbal, regarding the Company or any of its officers, directors, employees, stockholders, representatives, vendors, suppliers, customers, clients products, services to any third person or otherwise make any comment or communication casting the covered parties in a negative light; provided, however that nothing in this paragraph is intended to bar you from giving testimony pursuant to a compulsory legal process or as otherwise required by law.

The Company agrees to advise those individuals who serve as its executive officers as of the Effective Date not to make any derogatory, disparaging or negative remarks, written or verbal, regarding you to any third person, or otherwise make any comment or communication casting you in a negative light; provided, however that nothing in this paragraph is intended to bar any such person, or the Company, from giving testimony pursuant to a compulsory legal process or as otherwise required by law.

6. Irreparable Harm, Reasonableness, Other Agreements.

You acknowledge that a breach or threatened breach by you of the terms of Sections 3, 4 or 5 of this Agreement would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of any such breach or threatened breach. The undertakings and obligations contained in Sections 3, 4, 5 and 6 shall survive the termination of this Agreement.

You agree that the covenants you have made in Sections 3, 4 and 5 are reasonable with respect to their duration and description.

You acknowledge that Sections 3, 4 and 5 are not intended to supersede or limit your obligations under other agreements, which may be different from those contained in such sections. Other such agreements may include confidentiality, non-disclosure, trade secret or assignment-of-invention agreements previously executed by you in favor of the Company. Any such agreement(s) shall remain in full force and effect.

7. Future Cooperation.

You agree that you will provide accurate information or testimony or both in connection with any legal matters, if so requested by the Company. You further agree to make yourself available upon request to provide information and/or testimony, in a formal and/or informal setting in accordance with the Company’s request, subject to reasonable accommodation of your schedule and reimbursement of reasonable documented expenses incurred by you, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary). Notwithstanding the foregoing, the Company’s agreement and obligations pursuant to the foregoing sentence shall be subject to the provisions and limitations set forth in Section 10 of this Agreement.

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8. Releases.

(a) You agree to release and discharge the Company, and all of its respective past, present and future officers, directors, employees, agents, plans, trusts, administrators, stockholders and trustees (collectively, the “Released Parties”) from any and all claims, losses or expenses you may have or have had or may later claim to have had against them, whether known or unknown, arising out of anything that has occurred up through the date you sign this Agreement (both initially and on the Effective Date), including without limitation, any claims, losses or expenses arising out of your employment with or separation from the Company; provided, however, that you expressly do not release or discharge the Company from any claims, losses or expenses you may have for (i) workers’ compensation benefits, (ii) all amounts or payments owed to you as contemplated by Section 2 of this Agreement, (iii) the indemnification or insurance described in Section 10 below or (iv) all of your accrued and vested pension benefits, health care, life insurance, or disability benefits as determined through the Retirement Date under the Company’s applicable and governing plans and programs.

(b) You understand and agree that, except for the claims expressly excluded from this release, you will not be entitled hereafter to pursue any claims arising out of any alleged violation of your rights while employed by the Company, including, but not limited to, claims for reinstatement, back pay, losses or other damages to you or your property resulting from any alleged violations of state or federal law, such as (but not limited to) claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; (prohibiting discrimination on account of race, sex, national origin or religion); the Worker Adjustment and Retraining Notification Act (requiring that advance notice be given for certain workforce reductions); the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (prohibiting discrimination on account of disability); the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (prohibiting discrimination on account of age); the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (protecting employee benefits); the New York Human Rights Law; the Westchester County Human Rights Law, as these laws may be amended from time to time; and any other federal, state or local law, rule, regulation, administrative guidance or common law doctrine claim relating to your employment.

(c) By signing this Agreement and accepting the benefits provided, you agree that, except for any claims expressly excluded from this release and except as provided in Section 8(e) below, you will not hereafter pursue any individual claims (whether brought by you, an administrative agency, or any other person on your behalf or which includes you in any class) against the Released Parties, by means of a lawsuit, complaint, charge or otherwise, in any state or federal court or before any state or federal agency, including, by way of example and not limitation, the Equal Employment Opportunity Commission, the Department of Labor or any state Human Rights Agencies, for or on account of anything, whether known or unknown, foreseen or unforeseen, which has occurred up to the date you sign this Agreement (both initially and on the Effective Date) and which relates to your employment with the Company. You agree not to seek or accept any equitable or monetary relief in any action, suit, proceeding or charge filed by you or on your behalf against the Company, and agree to opt out of any class action filed against the Company with respect to any period during which you were employed by the Company. This release does not include any claims for breach of this Agreement or any claims

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that may arise after the date you sign this Agreement (both initially and on the Effective Date). You further represent and warrant that you are not aware of any facts or circumstances which might constitute either a violation of law or a violation of PepsiCo’s Code of Conduct, its corporate policies or justify a claim against the Company for a violation of the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or any rules, regulations or binding guidance thereunder.

(d) You agree that you will re-execute the release set forth above in this Section 8 on your Effective Date as a condition to receiving the transition payments referenced in Section 2(b). You further agree that you shall forfeit, and, to the extent already paid, the Company shall be entitled to repayment of the transition payments referenced in Section 2(b) and the Retirement Plan benefits referenced in Section 2(e) attributable to the Transition Period, each payable to you pursuant to this Agreement, and you and/or your dependents (as applicable) shall no longer be eligible for the continued welfare benefits coverage referenced in Section 2(d), in the event: (i) the Company terminates your employment for Cause (as defined in Section 8(f) below) prior to your Effective Date, (ii) you materially breach the terms of this Agreement, including a failure to re-execute the release set forth above in this Section 8, or (iii) you file or assert any claim related to your employment with, or separation from, the Company against the Released Parties for any reason other than claims for workers compensation benefits, or accrued and vested retirement benefits, health care benefits, life, or disability benefits as determined through the Retirement Date under the Company’s applicable and governing plans and programs or for violation of the terms of this Agreement. In addition, you agree to indemnify and hold harmless the Released Parties from any claim, loss or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement.

(e) Nothing contained in this Section 8 or in Section 7 is intended to restrict you in any way from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) filing any claims that are not permitted to be waived or released under the Fair Labor Standards Act or other applicable law.

(f) For purposes of this Agreement, “Cause” means any of the following: (i) breaching any obligation to the Company or violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company; (ii) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of your employment with the Company; (iii) committing a felony or other serious crime; (iv) engaging in any activity that constitutes gross misconduct in the performance of your employment duties; or (v) engaging in any action that constitutes gross negligence or misconduct and that causes or contributes to the need for an accounting adjustment to PepsiCo’s financial results.

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9. Review and Revocation.

This Agreement affects important rights and obligations, and we advise you to consult with an attorney before you sign this Agreement. In order to give you time to review and consider these arrangements, you will have twenty-one (21) calendar days from the day you receive this agreement to sign and return the agreement. For a period of up to and including seven (7) days after the date you sign this Agreement, you may revoke the release of any claims you may have under the federal Age Discrimination in Employment Act (“ADEA”). The Company shall have no obligation to make any payments under this Agreement before the end of the seven-day revocation period. All of the transition payments and benefits described herein, except for two weeks of base compensation, are allocated to the release of ADEA claims. Accordingly, if you exercise your right to revoke the release of ADEA claims, the Company will terminate your continued eligibility for the transition payments and all other benefits described herein and immediately recover all transition payments and benefits previously paid to you in excess of the sum of two weeks of base compensation. Further, if you revoke your release of ADEA claims, the waiver of all other claims shall remain in full force and effect. If you decide to revoke your release of ADEA claims, you must deliver to the undersigned a signed notice of revocation on or before the end of this seven-day period. Upon delivery to the undersigned of a timely notice of revocation, this Agreement shall be canceled and rescinded in all respects, and all benefits granted under the terms of this Agreement shall be voided in their entirety, retroactively effective as of the date you originally signed this Agreement.

10. Indemnification and Insurance.

The Company shall indemnify you and provide for the advance of expenses in connection therewith, subject to and in accordance with PepsiCo’s By-Laws. The Company shall maintain customary director and officer liability insurance covering you for acts and omissions during the time of your employment with the Company to the same extent as it does so for similarly situated executives. Such indemnification and insurance coverage shall also apply to any service you perform during your Transition Period in accordance with Section 1(b) of this Agreement.

11. Miscellaneous.

(a) Anything to the contrary herein notwithstanding, the Company shall, and is hereby authorized to, withhold or deduct from any amounts payable by the Company to you, your beneficiary or your legal representative under this Agreement, any federal, state or municipal taxes, social security contributions or other amounts required to be withheld by law, and to remit such amounts to the proper authorities. The Company is also hereby authorized to withhold or deduct appropriate amounts with respect to any benefit plans or programs or other elections made by you.

(b) This Agreement contains all of the undertakings and agreements between the Company and you pertaining to your separation from the Company and supersedes all previous undertakings and agreements, whether oral or in writing, between the Company and you on the same subject. No provision of this Agreement may be changed or waived unless such change or waiver is agreed to in writing, signed by you and a duly authorized employee of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either the Company or you of any breach by the other of any condition or provision shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

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(c) No rights or obligations under this Agreement can be assigned or transferred by you, except as they may be transferred by will or by operation of law. This Agreement shall be binding upon and shall be for the benefit of the Company, its successors and assigns and you and, in the event of your death, your estate or legal representative.

(d) In the event that any portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

(e) The parties intend that this Agreement will be interpreted so that the payments and benefits provided hereunder will be exempt from Section 409A, other than the Pension Equalization Plan benefits which are intended to comply with Section 409A, and that each transition payment shall be deemed a separate payment for purposes of Section 409A. Notwithstanding the foregoing, you acknowledge and agree that the Company does not guarantee any particular tax treatment and that you are solely responsible for any taxes that you owe as a result of this Agreement.

(f) This Agreement shall be deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of laws, and any and all disputes arising under this Agreement are to be resolved exclusively by courts sitting in New York. By signing this Agreement, you consent to the jurisdiction of such courts. The captions are utilized for convenience only, and do not operate to explain or limit the provisions of this Agreement.

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By signing below, you acknowledge that you understand and voluntarily accept the arrangements described herein. You acknowledge and agree that you have had the opportunity to review this Agreement with an attorney, that you fully understand this Agreement, that you were not coerced into signing it, and that you signed it knowingly and voluntarily. You also acknowledge that you have not received any promise or inducement to sign this Agreement except as expressly set forth herein.

Very truly yours, PepsiCo, Inc.

By:	/s/ Cynthia Trudell
	Name:	Cynthia Trudell
	Title:	Executive Vice President and Chief Human Resources Officer

The undersigned agrees to and accepts the terms and provisions of the foregoing Agreement:

/s/ Massimo d’Amore	2/7/12

NAME	DATE

The undersigned hereby re-executes this Agreement, as of the Effective Date, for purposes of the release set forth in Section 8:

NAME	DATE